Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-281011

$650,000,000

6.20% First and Refunding Mortgage Bonds,

Series 2025D, Due 2055

SUMMARY OF TERMS

Security:	6.20% First and Refunding Mortgage Bonds, Series 2025D, Due 2055 (the “Series 2025D Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$650,000,000

Expected Ratings of Securities*:	A2 / A- / A- (Stable / Negative / Stable) (Moody’s / S&P / Fitch)

Trade Date:	March 12, 2025

Settlement Date**:	March 17, 2025 (T+3)

Maturity:	September 15, 2055

Benchmark US Treasury:	4.500% due November 15, 2054

Benchmark US Treasury Price:	97-21+

Benchmark US Treasury Yield:	4.645%

Spread to Benchmark US Treasury:	T + 160 bps

Reoffer Yield:	6.245%

Coupon:	6.20%

Coupon Payment Dates:	March 15 and September 15

First Coupon Payment Date:	September 15, 2025

Public Offering Price:	99.390% of Principal Amount

Optional Redemption:

Callable at any time prior to March 15, 2055, in whole or in part, at a “make whole” premium of 25 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after March 15, 2055, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400JK0/US842400JK08

Joint Book-running Managers:

Barclays Capital Inc. (“Barclays”)

Citigroup Global Markets Inc. (“Citigroup”)

J.P. Morgan Securities LLC (“J.P. Morgan”)

MUFG Securities Americas Inc. (“MUFG”)

BNP Paribas Securities Corp.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Co-managers:

Apto Partners, LLC

Bancroft Capital, LLC

Drexel Hamilton, LLC

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Penserra Securities LLC

Samuel A. Ramirez & Company, Inc.

Stern Brothers & Co.

Telsey Advisory Group LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2025D Bonds on the Trade Date or the following business day will be required, by virtue of the fact that the Series 2025D Bonds initially will not settle in T+1, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Barclays, Citigroup, J.P. Morgan or MUFG can arrange to send you the prospectus and prospectus supplement if you request them by calling Barclays at 1-888-603-5847, Citigroup at 1-800-831-9146, J.P. Morgan at 1-212-834-4533 or MUFG at 1-877-649-6848.